Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment Declares Annual and Special Dividends

AMARILLO, Texas – Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, announced today that on December 7, 2012 the Board of Directors adopted a dividend policy under which they intend to pay an annual dividend. The initial annual dividend rate declared was $0.02 per share. In addition, the Board of Directors declared a special dividend of $0.35 per share. Both the initial dividend under the annual dividend policy and the special dividend will be payable on December 31, 2012 to shareholders of record on December 21, 2012.

“We are pleased to be in a position where we can pay these dividends to our shareholders so that they may utilize the benefit of the current dividend tax treatment without any significant adverse effect on our liquidity position,” said John Marmaduke, Chief Executive Officer and Chairman. “We felt it was in the best interest of our shareholders to pay these dividends.”

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 137 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We also operate www.goHastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.